Exhibit 4.2
SPACE EXPLORATION TECHNOLOGIES CORP.
AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT
This Amended and Restated Investors’ Rights Agreement (the “Agreement”) is made as of the 4th day of August, 2020, by and among Space Exploration Technologies Corp., a Delaware corporation (the “Company”) and the investors listed on Exhibit A, Exhibit B, Exhibit C, Exhibit D, Exhibit E, Exhibit F, Exhibit G, Exhibit H, Exhibit I, Exhibit J, Exhibit K, Exhibit L, Exhibit M and Exhibit N, hereto (the “Series A Investors”, the “Series B Investors”, the “Series C Investors”, the “Series D Investors”, the “Series E Investors”, the “Series F Investors”, the “Series G Investors”, the “Series H Investors”, the “Series I Investors”, the “Series J Investors”, the “Series K Investors”, the “Series L Investors”, the “Series M Investors” and the “Series N Investors”, respectively, and collectively, the “Investors”).
RECITALS
The Company and certain of the Investors (or their respective predecessors or assignors) were parties to that original Investors’ Rights Agreement dated August 5, 2002, which was amended and restated in its entirety by that certain Amended and Restated Investors’ Rights Agreement dated February 24, 2005 and then by that certain Amended and Restated Investors’ Rights Agreement dated February 28, 2007 and then by that certain Amended and Restated Investors’ Rights Agreement dated July 21, 2008 and then by that certain Amended and Restated Investors’ Rights Agreement dated March 18, 2009 and then by that certain Amended and Restated Investors’ Rights Agreement dated October 28, 2010 and then by that certain Amended and Restated Investors’ Rights Agreement dated January 20, 2015 and then by that certain Amended and Restated Investors’ Rights Agreement dated July 26, 2017 and then by that certain Amended and Restated Investors’ Rights Agreement dated April 5, 2018 and then by that certain Amended and Restated Investors’ Rights Agreement dated December 21, 2018 and then by that certain Amended and Restated Investors’ Rights Agreement dated April 8, 2019 and then by that certain Amended and Restated Investors’ Rights Agreement dated June 24, 2019 and then by that certain Amended and Restated Investors’ Rights Agreement dated February 28, 2020 (the “Existing Investors’ Rights Agreement”). The Company and the Series N Investors have entered into a Series N Preferred Stock Purchase Agreement dated as of August 4, 2020 (the “Purchase Agreement”), pursuant to which the Company desires to sell to the Series N Investors and the Series N Investors desire to purchase from the Company shares of the Company’s Series N Preferred Stock. A condition to the Series N Investors’ obligations under the Purchase Agreement is that this Agreement be entered into in order to provide the Series N Investors, as well as the other Investors, upon the terms and subject to the conditions hereof, with (i) certain rights to register shares of the Company’s Class A Common Stock issuable upon conversion of the Preferred Stock held by the Investors, (ii) certain rights to receive or inspect information pertaining to the Company, and (iii) a right of first offer with respect to certain issuances by the Company of its securities. Accordingly, pursuant to Section 4.5 of the Existing Investors’ Rights Agreement and in order to induce the Series N Investors to purchase shares of Series N Preferred Stock pursuant to the Purchase Agreement, the Existing Investors’ Rights Agreement is hereby being amended and restated in its entirety, and the Series N Investors shall hereby become parties to this Agreement.
AGREEMENT
The parties hereby agree as follows:
1.    Registration Rights. The Company and the Investors covenant and agree as follows:
1.1    Definitions. For purposes of this Agreement:
(a)    The term “Affiliate” means, with respect to any Person, another Person who directly or indirectly, controls, is controlled by or is under common control with such Person, or shares the same management company with such Person, including, without limitation, any current or former general partner, managing member, officer or director of such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities, by contract or otherwise;
(b)    The term “Common Stock” means the Company’s Class A Common Stock, Class B Common Stock and Class C Common Stock, collectively;
(c)    “Fidelity” means certain funds and accounts managed by Fidelity Management & Research Company LLC or its affiliates.
(d)    The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Securities Exchange Act of 1934;
(e)    “Google” means Google LLC or its Affiliates.
(f)    The term “Holder” means any Person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement;
(g)    The term “Key Holders” means Elon Musk and Elon Musk, as Trustee of the Elon Musk Revocable Trust dated July 22, 2003 and any of their respective Permitted Transferees (as defined in the Restated Certificate);
(h)    The term “Key Holder Stock” means Shares, including any shares of the Company’s Common Stock or Preferred Stock now owned or subsequently issued to or acquired by the Key Holders by gift, purchase, dividend, option exercise or any other means whether or not such securities are only registered in a Key Holder’s name or beneficially or legally owned by such Key Holder, including any interest of a spouse in any of the Key Holder Stock, whether that interest is asserted pursuant to marital property laws or otherwise;
(i)    The term “Permitted Transfer” has the meaning given to such term in the Restated Certificate; provided that the references to “High Vote Preferred Stock or Class B Common Stock” in such definition and related definitions shall be interpreted as being replaced by “Key Holder Stock” for purposes of this Agreement;
(j)    The term “Person” means any individual, firm, corporation, partnership, association, limited liability company, trust or other entity;
(k)    The term “Qualified IPO” means a firm commitment underwritten public offering by the Company of shares of its Class A Common Stock pursuant to a registration statement under the Securities Act, in which the pre-public offering market capitalization of the Company is at least $6,000,000,000 (as determined by multiplying all capital stock of the Company on a fully diluted basis (including options and warrants and convertible instruments then exercisable or convertible, as applicable, for capital stock of the Company) prior to the public offering by the price per share offered to the public as of the closing date of the public offering) and which results in aggregate cash proceeds to the Company of $250,000,000 (net of underwriting discounts and commissions);
(l)    The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and the declaration or ordering of effectiveness of such registration statement or document;
(m)    The term “Registrable Securities” means (i) the shares of Class A Common Stock issuable or issued upon conversion of shares of the Company’s Series A Preferred Stock (or Class B Common Stock to the extent the Series A Preferred converted into Class B Common Stock prior to converting into Class A Common Stock), Series A-1 Preferred Stock, Series B Preferred Stock (or Class B Common Stock to the extent the Series B Preferred converted into Class B Common Stock prior to converting into Class A Common), Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock and Series N Preferred Stock (collectively, the “Preferred Stock”), (ii) any other shares of Class A Common Stock, or any shares of Class A Common Stock issuable or issued upon conversion and/or exercise of any other securities of the Company, owned beneficially by any Investor from time to time, and (iii) any other shares of Class A Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i) or (ii); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a Person (as defined below) in a transaction in which his or her rights under this Agreement are not assigned. Notwithstanding the foregoing, Class A Common Stock shall only be treated as Registrable Securities if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof (including a transaction so exempt pursuant to Rule 144 under the Securities Act), so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale; or (C) the registration rights with respect to such Class A Common Stock have not been terminated pursuant to Section 1.15 of this Agreement;
(n)    The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Class A Common Stock which are Registrable Securities and are either (i) then issued and outstanding or (ii) issuable pursuant to exercisable or convertible securities of the Company;
(o)    “Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation, as may be amended from time to time;
(p)    The term “SEC” means the Securities and Exchange Commission; and
(q)    The term “Transfer” has the meaning given to such term in the Restated Certificate; provided that the references to “High Vote Preferred Stock or Class B Common Stock” in such definition and related definitions shall be interpreted as being replaced by “Restricted Securities” for purposes of this Agreement.
1.2    Request for Registration.
(a)    If the Company shall receive at any time after six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction), a written request from the Holders of a majority of the Registrable Securities, excluding the shares of Class A Common Stock issuable or issued upon conversion of shares of the Company’s Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock and Series N Preferred Stock (the “Initiating Holders”) then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities if (A) the pre-public offering market capitalization of the Company is at least $6,000,000,000 (as determined by multiplying all capital stock of the Company on a fully diluted basis (including options and warrants and convertible instruments then exercisable or convertible, as applicable, for capital stock of the Company) prior to the public offering by the price per share offered to the public as of the closing date of the public offering and (B) the anticipated aggregate offering price, net of underwriting discount and other selling expenses, would exceed $250,000,000, then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request (the “Demand Notice”) to all Holders and shall, subject to the limitations of subsection 1.2(b), use its commercially reasonable efforts to effect as soon as practicable, and in any event within sixty (60) days of the receipt of such request, file a registration statement under the Securities Act covering all Registrable Securities requested to be registered by the Initiating Holders and any other Registrable Securities which all other Holders request to be registered within twenty (20) days of the mailing of the Demand Notice by the Company in accordance with Section 4.7.

(b)    If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting; provided that no Holder shall be required to make representations and warranties as to Company misstatements or omissions in the prospectus other than to state that such Holder’s sale is not prompted by any material information not included in the prospectus and no Holder shall be required to indemnify for misstatements or omissions except with respect to information provided by such Holder and such Holder’s indemnification obligations shall be capped at the net proceeds received in the offering by such Holder. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the number of shares of Registrable Securities of the Company owned by such Holders; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. For purposes of Section 1.2(a), a registration shall not be counted as “effected” if, as a result of an exercise of the underwriters’ cutback provisions in this Section 1.2(b), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration are actually included.
(c)    Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; and provided, further, that the Company shall not register any securities for the account of itself or any other stockholder during such one hundred twenty (120) day period (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act).

(d)    In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:
(i)    After the Company has effected one (1) registration pursuant to this Section 1.2 and such registration has been declared or ordered effective;
(ii)    During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or
(iii)    If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below, unless the registration is requested to be an underwritten registration.
1.3    Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after giving of such notice by the Company in accordance with Section 4.7, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 whether or not any Holder has elected to include Registrable Securities in such registration. The expenses of such withdrawn registration shall be borne by the Company.
1.4    Form S-3 Registration. In case the Company shall receive from any Holder or Holders of at least twenty percent (20%) of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:
(a)    promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and
(b)    as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $5,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 1.4; (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (vi) during the period ending one hundred eighty (180) days after the effective date of a registration statement subject to Section 1.3.
(c)    Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.
1.5    Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a)    Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days; provided, however, that such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than a registration statement on Form S-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b)    Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.
(c)    Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.
(d)    Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
(e)    In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering.
(f)    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
(g)    Use its commercially reasonable efforts to cause all such Registrable Securities registered pursuant hereunder to be listed on a national securities exchange or trading system and each securities exchange on which similar securities issued by the Company are then listed.
(h)    Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereto and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
(i)    Use its commercially reasonable efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.
1.6    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b)(ii), whichever is applicable.
1.7    Expenses of Registration.
(a)    Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, excluding the shares of Class A Common Stock issuable or issued upon conversion of shares of the Company’s Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock and Series N Preferred Stock (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities, excluding the shares of Class A Common Stock issuable or issued upon conversion of shares of the Company’s Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock and Series N Preferred Stock, agree to forfeit their right to one demand registration pursuant to Section 1.2; provided, further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.
(b)    Company Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of

Registrable Securities pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.
(c)    Registration on Form S-3. All expenses other than underwriting discounts and commissions incurred in connection with a registration requested pursuant to Section 1.4, including (without limitation) all registration, filing, qualification, printers’ and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, and counsel for the Company, shall be borne by the Company.
1.8    Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other Persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion to the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by such Holders. Notwithstanding the foregoing, in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below ten percent (10%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case, the selling Holders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included; or (ii) any of the 3,000,000 shares of the Company’s Class A Common Stock issuable upon conversion of the 3,000,000 shares of the Company’s Class B Common Stock originally issued to Elon R. Musk on July 8, 2002 and Transferred to Elon Musk, as Trustee of the Elon Musk Revocable Trust on September 30, 2006 (subject to adjustment for stock splits, stock dividends, reclassifications, or the like) be included in such offering if any securities held by any selling Holder (other than Elon Musk, as Trustee of the Elon Musk Revocable Trust) are excluded. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners, stockholders and Affiliates of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such

“selling stockholder” shall be based upon the aggregate amount of Registrable Securities owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.
1.9    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.
1.10    Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:
(a)    To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling Person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling Person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling Person.
(b)    To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.
(c)    Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.
(d)    If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that (x) in no event shall any contribution by a Holder under this subsection 1.10(d), when combined with the amounts paid or payable by such Holder pursuant to Section 1.10(b) of this Agreement, exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
(f)    The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise, and the termination of this Agreement.
1.11    Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:
(a)    make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;
(b)    take such action, including the voluntary registration of its Class A Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;
(c)    use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
(d)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12    Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned only in the case of a Transfer that is either exempt or otherwise permitted pursuant to the terms herein or the Company’s Bylaws (but only with all related obligations) by a Holder to (i) a transferee or assignee of at least 250,000 shares of such securities (subject to adjustment for stock splits, stock dividends, reclassification or the like), (ii) a transferee or assignee of all of such Registrable Securities held by such transferring Holder, if less than 250,000 shares, (iii) a partner, member or Affiliate of the transferring Holder, (iv) a transferee or assignee who is a Holder’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (such a relation, a Holder’s “Immediate Family Member,” which term shall include adoptive relationships), or (v) a transferee or assignee that is a trust for the benefit of such individual Holder or such Holder’s Immediate Family Member, provided (i) the Company is, within a reasonable time after such Transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee or assignee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement; and provided, further, that such assignment shall be effective only if, immediately following such Transfer, the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (x) a partnership who are partners or retired partners of such partnership or (y) a limited liability company who are members or retired members of such limited liability company (including Immediate Family Members of such partners or members who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 1.
1.13    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of (a) the Holders of a majority of the voting power of outstanding Registrable Securities and (b) so long as a number of shares of Series G Preferred Stock at least equal to 50% or more of the shares of Series G Preferred Stock held by Google as of the date of this Agreement (as adjusted for stock splits, stock dividends, reclassifications and the like) are outstanding, Holders of at least two thirds (2/3) of the Series G Preferred Stock, voting together as a single class, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (i) to include such securities in any registration filed under Section 1.2 hereof, unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included, (ii) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 1.2, or (iii) to have registration rights superior to the rights granted to the Holders herein; provided that the limitation set forth in clause (i) shall not apply to any additional Holder who becomes a party to this Agreement in accordance with Section 4.3, Section 4.4 or Section 4.6 of this Agreement.
1.14    “Market Stand-Off” Agreement.
(a)    Market Stand-Off Period; Agreement. Upon the request of the underwriters managing the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act, each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of any Common Stock (or other securities) of the Company held by such Holder immediately before the effective date of the registration statement for such offering (other than those included in the registration) during the 180-day period following the effective date of the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act (or such longer period as may be required by FINRA Rule 2241, if such rule is applicable to the Company at such time). Each Holder agrees to execute an agreement reflecting the foregoing as may be requested by the managing underwriters in connection with such offering. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.
(b)    Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other Person subject to the restrictions in Section 1.14(a)).
(c)    Transferees Bound. Each Holder agrees that it will not Transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14, except a Transfer in a public offering or other public distribution.
1.15    Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (i) two (2) years following the consummation of a Qualified IPO, (ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares during a three (3) month period without registration, (iii) such time as a holder holds Registrable Securities constituting less than one percent (1%) of the outstanding capital stock of the Company or (iv) upon termination of the entire Agreement upon a change in control of the Company, as provided in Section 4.1.
2.    Covenants of the Company.
2.1    Delivery of Financial Statements. The Company shall deliver to each Major Investor (as defined in Section 2.3 below), upon request (other than a Major Investor reasonably deemed by the Company to be a competitor of the Company, it being understood that Google and Fidelity and their respective Affiliates are not currently, and shall not be, so long as Google and Fidelity remain parties to this Agreement, considered competitors of the Company for the purposes of this Section 2):
(a)    as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by an independent public accounting firm of nationally recognized standing selected by the Company; and
(b)    as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited profit or loss statement, a statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter prepared in accordance with GAAP (except that such financial statements may (x) be subject to normal year-end audit adjustments and (y) not contain all notes thereto that may be required in accordance with GAAP).
2.2    Inspection. The Company shall permit each Major Investor (as defined in Section 2.3 below) (other than a Major Investor reasonably deemed by the Company to be a competitor of the Company, it being understood that Google and Fidelity and their respective Affiliates are not currently, and shall not be, so long as Google and Fidelity remain parties to this Agreement, considered competitors of the Company for the purposes of this Section 2), at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information or the disclosure of which, in the judgment of the Company, would adversely affect the attorney-client privilege between the Company and its counsel.
2.3    Right of First Offer. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Major Investor (as hereinafter defined) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). A “Major Investor” shall mean (i) any Investor who holds at least 1,000,000 shares of Preferred Stock (or the Common Stock issued upon conversion thereof) issued pursuant to the following agreements (subject to adjustment for stock splits, stock dividends, reclassifications or the like): the Series A Preferred Stock Purchase Agreement dated as of August 5, 2002, the Series B Preferred Stock Purchase Agreement dated as of February 24, 2005, the Series C Preferred Stock Purchase Agreement dated as of February 28, 2007, the Series D Preferred Stock Purchase Agreement dated as of July 21, 2008, the Series E Preferred Stock Purchase Agreement dated as of March 18, 2009, the Series F Preferred Stock Purchase Agreement dated as of October 28, 2010, the Series G Preferred Stock Purchase Agreement dated as of January 16, 2015 (the “Series G Stock Purchase Agreement”), the Series H Preferred Stock Purchase Agreement dated as of July 26, 2017, the Series I Preferred Stock Purchase Agreement dated as of April 5, 2018, the Series J Preferred Stock Purchase Agreement dated as of December 21, 2018, the Series K Preferred Stock Purchase Agreement dated as of April 8, 2019, the Series L Preferred Stock Purchase Agreement dated as of June 24, 2019, the Series M Preferred Stock Purchase Agreement dated as of February 28, 2020, the Purchase Agreement, any other agreement pursuant to which the Company issued shares of the Company’s Preferred Stock prior to the date hereof, and any other agreement pursuant to which the Company issues shares of the Company’s preferred stock after the date hereof (including series of preferred stock that may from time to time come into existence) or (ii) Fidelity, for so long as Fidelity continues to hold at least 50% of the shares of the Company’s Series G Preferred Stock originally purchased by Fidelity pursuant to the Series G Stock Purchase Agreement (subject to adjustment for stock splits, stock dividends, reclassifications or the like). A Major Investor includes any general partners and Affiliates of a Major Investor. A Major Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners or Affiliates in such proportions as it deems appropriate.
Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:
(a)    The Company shall deliver a notice by certified mail (“Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.
(b)    Within fifteen (15) calendar days after delivery of the Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Major Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities); provided that if other Persons acquiring the Shares are also required to purchase other securities of the Company, the Major Investors exercising their rights pursuant to this Section 2.3 shall also be required to purchase the same strip of securities (on the same terms and conditions) that such other Persons are required to purchase. Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing thereunder. The Company shall promptly, in writing, inform each Major Investor that purchases all the Shares available to it (each, a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10)-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Major Investors were entitled to subscribe, but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities).

(c)    The Company may, during the ninety (90) day period following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of the Shares to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.
(d)    The right of first offer in this Section 2.3 shall not be applicable (i) to the issuance or sale of Common Stock (or options therefor) to employees, consultants and directors, pursuant to plans or agreements approved by the Board of Directors for the primary purpose of soliciting or retaining their services, (ii) to, or after consummation of, a Qualified IPO, (iii) to the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) to the issuance of securities used as consideration in a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (v) to the issuance of securities to financial institutions, vendors or lessors in connection with commercial credit arrangements, equipment financings, or similar transactions, (vi) stock splits, stock dividends or like transactions, (vii) to the issuance of securities that, with unanimous approval of the Board of Directors of the Company, are not offered to any existing stockholder of the Company, or (viii) to the issuance or sale of capital stock of the Company (or rights to acquire such capital stock upon exercise, conversion or exchange) issued or deemed to have been issued that qualifies for one or more of the exceptions from the definition of “Additional Stock” in the Restated Certificate. In addition to the foregoing, the right of first offer in this Section 2.3 shall not be applicable with respect to any Major Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.
2.4    Qualified Small Business Stock. To the extent applicable, the Company shall submit to the Investors and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Internal Revenue Code of 1986, as amended (the “Code”) and any related Treasury Regulations. In addition, within ten (10) days after any Investor has delivered to the Company a written request therefor, the Company shall deliver to such Investor a written statement informing the Investor whether, in the Company’s good-faith judgment after a reasonable investigation, such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code, or would constitute “qualified small business stock,” if determination of whether stock constitutes “qualified small business stock” were made by taking into account the modifications set forth in Section 1045(b)(4) of the Code. The Company’s obligation to furnish a written statement pursuant to this Section 2.4 shall continue notwithstanding the fact that a class of the Company’s stock may be traded on an established securities market.

2.5    Termination of Covenants.
(a)    The covenants set forth in Sections 2.1 through 2.4 shall terminate as to each Holder and be of no further force or effect (i) immediately prior to the consummation of a Qualified IPO, or (ii) upon termination of the entire Agreement upon a change in control of the Company, as provided in Section 4.1.
(b)    The covenants set forth in Sections 2.1 and 2.2 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than the events described in Section 2.5(a) above.
2.6    Confidentiality.
Each Investor agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 2.6 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party who, to such Investor’s knowledge (after due inquiry), is not in breach of any obligation of confidentiality to the Company. Notwithstanding the foregoing, each Investor may disclose any confidential information of the Company to the extent necessary (i) to such Investor’s employees, officers, directors, investment advisors, investment managers, accountants, consultants, legal counsel (including legal counsel for such Investor’s investment advisors or investment managers, as applicable) and other advisors and agents as necessary to evaluate or monitor such Investor’s investment in the Company or to carry out, or in connection with the discharge of, duties as a director or officer of the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees in writing to be bound by the provisions of this Section 2.6 (provided, however, that such Investor may not disclose confidential information to a competitor of the Company, upon the reasonable determination of the Board of Directors); (iii) to any partner, member, stockholder, or wholly owned subsidiary of such Investor on an as-needed basis, provided that such Investor is bound by a written confidentiality agreement with such recipient; (iv) as required by any court or other governmental body, provided that such Investor provides the Company with prompt notice of such court order or requirement to the Company to enable the Company to seek a protective order or otherwise to prevent or restrict such disclosure; (v) to legal counsel of such Investor; (vi) in connection with the enforcement of this Agreement or rights under this Agreement; (vii) to comply with any applicable law or regulation, including stock exchange regulation, (viii) in connection with any request by a governmental entity or (ix) to be disclosed pursuant to a consent decree. The provisions of this Section 2.6 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby and shall survive the termination of this Agreement. Notwithstanding anything to the contrary contained herein, Fidelity and Baillie Gifford & Co. shall be permitted to publicly disclose the name of the Company and the amount of their (and their Affiliates’) investment in the Company.
3.    Restrictions on Transfer.
3.1    Right of First Refusal.
(a)    The Key Holder Stock, the Preferred Stock, the Common Stock and any Common Stock of the Company issued upon the conversion of shares of Preferred Stock (the “Conversion Shares” and, together with the shares of Key Holder Stock, Common Stock, Preferred Stock, the “Restricted Securities”), in each case, owned as of the date of this Agreement or hereafter acquired, shall not be Transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any Transfer, except upon the conditions specified in this Agreement. A Transferring holder of Restricted Securities will cause any proposed purchaser, pledgee, or Transferee of the Restricted Securities held by such holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. In the event of a conflict between this Agreement, any other agreement that may have been entered into by a Key Holder with the Company or the Company’s Bylaws (the “Bylaws”), in each case that contains a pre-existing right of first refusal, the Company and the Key Holder acknowledge and agree that, so long as this Section 3.1 remains in effect, the terms of this Agreement shall control and the preexisting right of first refusal shall be deemed satisfied by compliance with this Section 3.1. Notwithstanding anything to the contrary in this Agreement, the Restated Certificate or the Bylaws, the restrictions described in this Section 3 shall be the sole and exclusive provisions with respect to Transfer restrictions relating to the Series G Preferred Stock.
(b)    Each certificate, instrument, or book entry representing any Restricted Security and any other securities issued in respect of the Restricted Securities, upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall be notated with a legend substantially in the following form:
THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.
THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.
The holders of Restricted Securities consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on Transfer set forth in this Section 3.1.

(c)    The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 3.1. Before any proposed Transfer of any Restricted Securities, the holder thereof shall give notice to the Company of such holder’s intention to effect such Transfer (a “Proposed Transfer Notice”). Each Proposed Transfer Notice shall describe the manner and circumstances of the proposed Transfer in reasonable detail (including, without limitation, the material terms and conditions (including price and form of consideration) of the proposed Transfer, the identity of the prospective transferee and the intended date of the proposed Transfer) and, if reasonably requested by the Company, shall be accompanied at such holder’s expense by a written opinion of legal counsel, reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act.
(d)    Each holder of Restricted Securities hereby unconditionally and irrevocably grants to the Company the right, but not the obligation, to purchase some or all of any Restricted Securities such holder proposes to Transfer, at the same price and on the same terms and conditions as those offered to the prospective transferee (the “Right of First Refusal”). Each holder of Restricted Securities proposing to Transfer such securities (a “Selling Party”) must first provide the Company with a Proposed Transfer Notice. If the price set forth in such notice includes consideration other than cash, the cash equivalent of the non-cash consideration shall be determined by an independent appraisal firm mutually acceptable to the Company and the Selling Party. To exercise the Right of First Refusal under this Section 3.1(d), the Company must deliver a notice of its election to the Selling Party (the “Company Notice”) within thirty (30) days after receipt of the Proposed Transfer Notice. The Company shall effect the purchase of the Restricted Securities, including payment of the purchase price, not more than fifteen (15) business days after the Company’s delivery of the Company Notice, and at such time the Selling Party shall deliver to the Company the certificate(s) representing the Restricted Securities to be purchased by the Company, each certificate to be properly endorsed for Transfer. The Restricted Securities so purchased shall thereupon be cancelled and cease to be issued and outstanding shares of the Company’s capital stock.
(e)    Upon the earlier of (i) the expiration of the thirty (30) day period for the Company to provide the Company Notice and (ii) the Company’s notification to the Selling Party that it will not exercise the Right of First Refusal (the “Permitted Sale Trigger Date”), the Selling Party may Transfer the Restricted Securities to the proposed transferee not later than ninety (90) calendar days following the Permitted Sale Trigger Date at a price not less than, and upon terms no more favorable in the aggregate to the proposed transferee than those specified in the Proposed Transfer Notice.
(f)    Notwithstanding the foregoing, the Right of First Refusal will not apply to any of the following Transfers (collectively the “Exempted Transfers”): (i) in the case of a Selling Party that is an entity, upon a Transfer by such Selling Party to its stockholders, members, partners or other equity holders; (ii) any Transfers made to an Affiliate of such Selling Party; provided that such Selling Party shall continue to be bound by all provisions of this Agreement following such Transfer; (iii) Transfers to other Investors; (iv) Transfers to the Company; and (v) Transfers to a Person who, at the time of such Transfer is an officer, director or stockholder of the Company. “Affiliate” means, for the purposes of this Section 3 only, with respect to any potential transferor, any other entity that directly or indirectly, controls, is controlled by or is under common control with such entity, including, without limitation, any subsidiary, general partner, managing member, officer or director of such Selling Party, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such transferor.
(g)    In addition to the Exempted Transfers listed in 3.1(f) above, the Right of First Refusal will not apply any of the following Transfers by the Key Holders: (i) any Transfer or Transfers which in the aggregate, over the term of this Agreement, amounts to no more than 7,866,000 shares of the Company’s capital stock (as adjusted for stock splits, dividends and the like), (ii) any Permitted Transfer, or (iii) any bona fide gift to a third party that is not an Affiliate.
(h)    In the event of any Transfer made pursuant to one of the exemptions provided by subsections (f) or (g) above: (i) the transferor will inform the Company in writing of such Transfer, prior to effecting it and (ii) the transferee, pledgee or donee will enter into a written agreement to be bound by and comply with all provisions of this Agreement, as if it were an original holder of Restricted Securities under this Agreement, including without limitation Section 3.
(i)    The Right of First Refusal shall terminate immediately prior to the consummation of the first public offering of securities of the Company.
3.2    Transfer Restrictions. Any Transfer of Series G Preferred Stock by a Selling Party will be subject to the following restrictions (the “Transfer Restrictions”), except as such Transfer may otherwise be approved by the Board:
(a)    Restricted Securities may be Transferred (i) pursuant to the Series G Co-Sale Agreement without limit on the number of transferees or (ii) pursuant to a Transfer which, when taken together with prior Transfers under this clause (ii), does not result in an increase in the number of the Company’s holders of record, in the aggregate, by more than twenty (20) investors for shares of Series G Preferred Stock held by Google and ten (10) investors for shares of Series G Preferred Stock held by Fidelity; provided that any such Transferee must be an accredited investor (as defined in the Securities Act) and Transfers of the type described in clauses (iii), (iv), (v) and (vi) of Section 3.1(f) shall not count against the limitation described in this Section 3.2(a)(ii).
(b)    Restricted Securities may not be Transferred to a competitor of the Company’s satellite or launch businesses (as reasonably determined by the Board of Directors of the Company in its sole discretion at the time of any such proposed Transfer);
(c)    Restricted Securities may only be Transferred to transferees if the transferees are United States Persons and neither the transferees nor any of their Affiliates are on any Denied Persons List maintained by the U.S. Department of Commerce or any other similar

U.S. Denied Persons List (as reasonably determined by the Company’s Board of Directors at the time of any proposed Transfer);
(d)    Restricted Securities Transferred or received by a transferee under this Section 3 will continue to be subject to the Transfer restrictions set forth in this Agreement provided that such Transfer restrictions are in force in accordance with the terms of this Agreement;
(e)    any purchaser or transferee of Restricted Securities under this Section 3 will execute a counterpart signature page to this Agreement and, unless previously terminated in accordance with its terms, the Series G Voting Agreement agreeing to be bound by the terms of each such agreement and will make representations and warranties to the Company equivalent to those contained in Section 3 of the Series G Stock Purchase Agreement; and
(f)    any sale by a Selling Party holding Series G Preferred Stock other than Google, Fidelity and any party who acquired Restricted Securities pursuant to an Exempted Transfer shall only be permitted if such Selling Party Transfers all, but not less than all, the shares of Series G Preferred Stock held by such Selling Party to a single transferee.
3.3    Company Efforts. The Company will cooperate with the holders of shares of Series G Preferred Stock to sell any shares of Series G Preferred Stock to a third party in connection with (i) a Series G Investor’s exercise of rights pursuant to the Series G Co-Sale Agreement and (ii) a Transfer that is exempted from restrictions on transfer or otherwise permitted pursuant to the terms herein or otherwise by the Board of Directors, on a reasonable efforts basis, including, without limitation, by: (a) providing current and historical financial information, financial projections and other financial information of the Company and its subsidiaries reasonably requested and (b) reasonably cooperating with due diligence investigations performed by third party buyers and the negotiation of investment agreements in connection with the proposed sale. In all cases, the Company shall control the process, timing, access and scope of any due diligence conducted by any proposed third party transferee as it deems reasonably necessary to minimize disruption to the business and operations of the Company and to protect confidential, classified, or competitively sensitive materials.
3.4    Amendments on Restrictions on Transfer.
(a)    For so long as either (i) the Series G Investors collectively hold at least 50% of the Series G Preferred Stock originally purchased by such Series G Investors pursuant to the Series G Stock Purchase Agreement (or Common Stock upon conversion thereof) (as adjusted for stock splits, stock dividends and the like) or (ii) at least 50% of the Series G Preferred Stock issued pursuant to the Series G Stock Purchase Agreement (or Common Stock upon conversion thereof) (as adjusted for stock splits, stock dividends and the like) remains outstanding, to the extent the Company intends to authorize and issue a new series of preferred stock of the Company, the parties hereby agree that prior to the issuance of any Shares, including any shares of such newly created series of preferred stock, the Company shall ensure that the Transfer rights or restrictions applicable to such newly created Shares are not materially more favorable or materially less restrictive than the Transfer rights and restrictions then applicable to the Series G Preferred Stock.
(b)    For so long as either (i) the Series G Investors collectively hold at least 50% of the Series G Preferred Stock originally purchased by such Series G Investors pursuant to the Series G Stock Purchase Agreement (or Common Stock upon conversion thereof) (as adjusted for stock splits, stock dividends and the like) or (ii) at least 50% of the Series G Preferred Stock issued pursuant to the Series G Stock Purchase Agreement (or Common Stock upon conversion thereof) (as adjusted for stock splits, stock dividends and the like) remains outstanding, to the extent an Investor other than a Series G Investor becomes subject to the right of first refusal and Transfer Restrictions set forth in Section 3.1 and Section 3.2 of this Agreement, the Company shall not amend or waive such rights or Transfer Restrictions with respect to such Investor to make them materially more favorable or materially less restrictive than the Transfer rights and restrictions then applicable to the Series G Preferred Stock.
4.    Miscellaneous.
4.1    Termination of Entire Agreement Upon Change of Control. This Agreement shall terminate, and have no further force and effect, when the Company shall sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other entity (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, provided that this Agreement shall not be terminated following a merger effected solely for the purpose of changing the domicile of the Company.
4.2    Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including Transferees of any of the Restricted Securities). This Agreement shall apply to any additional capital stock of the Company acquired after the effective date hereof by the Investors that are a party hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The Company shall not be permitted to assign its rights under Section 3.
4.3    Founders Fund. Notwithstanding any provision of this or any other Agreement to the contrary (and without expanding any restrictions set forth herein or therein): (a) any Permitted Founders Fund Entity may Transfer all or any of its shares of Company stock and any or all rights under this Agreement to any other Permitted Founders Fund Entity without restriction (other than compliance with applicable laws), provided that in order to Transfer any rights under this Agreement, any transferee agrees to be bound by the same restrictions such transferor is or was subject to under this Agreement and (b) the share ownership of all Permitted Founders Fund Entities shall be aggregated together for purposes of determining whether any Permitted Founders Fund Entity is entitled to any rights under this Agreement, except in circumstances where the holders of a majority of the shares of capital stock held by the Permitted

Founders Fund Entities decline in writing to aggregate the shares of a Permitted Founders Fund Entity. A “Permitted Founders Fund Entity” shall be defined as The Founders Fund, LP, The Founders Fund II, LP, The Founders Fund II Entrepreneurs Fund, LP, The Founders Fund II Principals Fund, LP, The Founders Fund III, LP, The Founders Fund III Entrepreneurs Fund, LP, The Founders Fund III Principals Fund, LP, Lembas LLC, Lembas II LP, Lembas III LP, retirement accounts held on behalf of any partner/managing member, or any partner/managing member or affiliate of any Permitted Founders Fund Entity.
4.4    Valor’s Fund. Notwithstanding any provision of this or any other Agreement to the contrary (and without expanding any restrictions set forth herein or therein): (a) any Permitted Valor Entity may Transfer all or any of its shares of Company stock and any or all rights under this Agreement to any other Permitted Valor Entity without restriction (other than compliance with applicable laws), provided that in order to Transfer any rights under this Agreement, any transferee agrees to be bound by the same restrictions such transferor is or was subject to under this Agreement and (b) the share ownership of all Permitted Valor Entities shall be aggregated together for purposes of determining whether any Permitted Valor Entity is entitled to any rights under this Agreement, except in circumstances where the holders of a majority of the shares of capital stock held by the Permitted Valor Entities decline in writing to aggregate the shares of a Permitted Valor Entity. A “Permitted Valor Entity” shall be defined as Valor R&D Series, LLC – Series F, Valor R&D Series, LLC – Series H, Valor Equity Partners III L.P., Valor Equity Partners III-A L.P., Valor Equity Partners IV L.P., Valor Equity Partners IV-A L.P., Valor Equity Partners IV-B L.P., Valor Space Holdings, LLC, Valor M33 L.P., Valor IV Space Holdings, LLC, Valor M33 II L.P., Valor M33 III L.P., Valor M33 IV L.P., Valor V Space Holdings L.P., Valor Equity Partners V L.P., Valor Equity Partners V-A L.P., and Valor Equity Partners V-B L.P. and any partner/managing member or affiliate of any Permitted Valor Entity. For the avoidance of doubt, Permitted Valor Entity shall not include limited partners of Valor Equity Partners III, L.P., Valor Equity Partners III-A L.P., Valor Equity Partners IV L.P., Valor Equity Partners IV-A L.P., Valor Equity Partners IV-B, L.P., Valor Space Holdings, LLC, Valor M33 L.P., Valor IV Space Holdings LLC, Valor M33 II L.P., Valor M33 III L.P., Valor M33 IV L.P., Valor V Space Holdings L.P., Valor Equity Partners V L.P., Valor Equity Partners V-A L.P., and Valor Equity Partners V-B L.P. , who are not otherwise affiliates.
4.5    Amendments, Waivers and Joinders. Subject to the terms of Section 3.1(i), any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of a majority of the voting power of outstanding Registrable Securities; provided that: (i) subject to Section 4.6 below, for so long as the Series G Investors continue to hold an aggregate of at least 50% of the shares of Series G Preferred Stock purchased pursuant the Series G Stock Purchase Agreement (or the Common Stock issued upon conversion thereof), which number is subject to appropriate adjustment for all stock splits, stock dividends, combinations, reclassifications and the like, this Agreement may only be amended in a manner that adversely affects the rights of the Series G Investors with the written consent of the Company and the holders of at least two-thirds of the Registrable Securities then held by the Series G Investors; (ii) for so long as Fidelity holds at least 50% of the shares of the Company’s Series G Preferred Stock originally purchased by Fidelity pursuant to the Series G Stock Purchase Agreement, Section 1 and Sections 2.1 through 2.3 of this Agreement may only be amended in a manner that adversely affects the rights of Fidelity with the written consent of the Company and Fidelity; (iii) for so long as the Permitted Valor Entities hold an aggregate of 1,000,000 shares of Preferred Stock (or the Common Stock issued upon conversion thereof), Section 4.4 of this Agreement may only be amended with the written consent of the holders of a majority of the Registrable Securities then held by the Permitted Valor Entities; and (iv) for so long as the Permitted Founders Fund Entities hold an aggregate of 1,000,000 shares of Preferred Stock (or the Common Stock issued upon conversion thereof), Section 4.3 of this Agreement may only be amended with the written consent of the holders of a majority of the Registrable Securities then held by the Permitted Founders Fund Entities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company. Persons who acquire the Restricted Securities of the Company (or shares of a new series of the Company’s preferred stock which may from time to time come into existence) in the future may become a party to this Agreement, at the Company’s discretion, by execution of a joinder, and the Investors hereby consent to such joinder. The Company and the Investors agree that for the purposes of this Section 4.5 and any other Section herein that references a vote, approval or consent of holders of a majority of the voting power of outstanding Registrable Securities (including, without limitation, Section 1.13), in order to give effect to the voting power assigned to each class of stock of the Company, the term “Registrable Securities” shall mean the Preferred Stock, Class A Common Stock and Class B Common Stock held by the parties hereto without being deemed converted into Class A Common Stock unless such shares have actually been converted into Class A Common Stock pursuant to the terms of the Restated Certificate.
4.6    Additional Investors. Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Section 4.5) the Company may make such amendments to this Agreement as it deems appropriate to provide purchasers of capital stock from the Company (“Additional Investors”) with rights or impose upon such Additional Investors restrictions or obligations under this Agreement without the consent of any Investor as long as such rights are no more favorable and such restrictions and obligations are no less restrictive to such Additional Investors than the rights, restrictions and obligations applicable to the Series G Investors under this Agreement or any amendment to this Agreement, and any Additional Investor may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor,” and a party hereunder.
4.7    Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by fax, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or fax number as set forth on the signature page, Exhibit A, Exhibit B, Exhibit C, Exhibit D, Exhibit E, Exhibit F, Exhibit G, Exhibit H, Exhibit I, Exhibit J, Exhibit K, Exhibit L, Exhibit M or Exhibit N hereto or as subsequently modified by written notice.

4.8    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.
4.9    Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.
4.10    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or PDF), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
4.11    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
4.12    Aggregation of Stock. All shares of the Preferred Stock (including shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock and Series N Preferred Stock) and shares of Common Stock issued upon conversion thereof held or acquired by affiliated entities or Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
4.13    Integration. This Agreement represents the entire agreement and understanding between the parties with respect to the subject matter hereof. Without limiting the foregoing, this Agreement amends and restates in its entirety the Existing Investors’ Rights Agreement.
4.14    Director Reimbursement. The Company shall reimburse the members of the Company’s Board of Directors for customary and reasonable expenses incurred in attending meetings of the Company’s Board of Directors not to exceed $2,000 for each meeting.
(Signature pages follow)

IN WITNESS WHEREOF, the undersigned have executed this AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date set forth above.

COMPANY
SPACE EXPLORATION TECHNOLOGIES CORP.

By:	/s/ Bret Johnsen
Name:	Bret Johnsen
Title:	Chief Financial Officer

Address for Notice:
Address:
Tel:
Fax:

With a Copy to:

Name:	Tim Hughes
Title:	Assistant Secretary

Address:
Tel:
Fax:
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